RIVER BEND INC.
--------------------------------------------------------------------------------
A Private Investment Company

7 Burgess Lane, Dedham, Massachusetts 02026
781-251-9015  o  Fax 781-251-9018  o  E-mail jimhalpin@msn.com
JIM HALPIN, President

February 3, 2006

Mr. Jesse Sutton
President
Majesco Holdings Inc.
160 Raritan Center Parkway
Edison, NJ 08837

       RE: RESIGNATION FROM BOARD OF DIRECTORS
           -----------------------------------

Dear Jesse:

       I have discussed with your father certain management changes that I and other independent directors believe should be made immediately and in the future. During these discussions, your father could not commit to continuing his association with the Company if we insisted upon the resignation of certain other members of the Sutton family employed by the Company.

       Because I believe your father's continued participation in the management of the Company is of great importance, and because I have not been able to reach any understanding with your father as to the changes we requested, I have no choice but to tender my resignation as director, effective immediately.

Sincerely,

/s/ James F. Halpin
----------------------------
James F. Halpin

cc: Joe Allerhand